Long-Term Care Agreement Personal Worksheet
Minnesota Life Insurance Company - a Securian Financial company
[ Life New Business] • [400 Robert Street North • St. Paul, Minnesota 55101-2098]

This worksheet will help you understand some important information about this type of insurance. State law requires companies issuing this Long-Term Care Agreement to give you some important facts about premiums and premium increases and to ask you some important questions to help you and the Company decide if you should buy this Long-Term Care Agreement. Long-term care insurance can be expensive and it may not be right for everyone.

Cost Information

The monthly charge for the coverage you are considering will be $__________ per $1,000 of long-term care coverage.

Type of Agreement and The Company’s Right to Increase the Cost of Insurance Rate on the Coverage You Choose:

Guaranteed renewable - The Company has a right to increase the cost of insurance rate for this Long-Term Care Agreement in the future, provided it raises the cost of insurance rate for all Agreements in the same class in this state.

Premium Increase History

[ The Company has sold long-term care insurance since 2006, a Long-Term Care Agreement since 2010, Universal Life Insurance with Long-Term Care Benefits since 2017, and Whole Life Insurance with Long-Term Care Benefits since 2022. The Company has not increased premiums or cost of insurance rates for any long-term care coverage it has sold.]

[ Securian Financial is the marketing name for Minnesota Life Insurance Company. Insurance products are issued by Minnesota Life Insurance Company.]       [       ]

ICC24-20300	[1 of 3]

Questions About Your Income

You do not have to answer the questions that follow. The questions are intended to make sure you have thought about how you will pay premiums and the cost of care your insurance does not cover. If you choose to not answer these questions, you should understand that the Company might refuse to insure you.

What resources will you use to pay your premium?

[ Assets/Income	Qualified Assets
☐ Earnings	☐ Employer sponsored qualified retirement plan (401(k) plan, pension plan)
☐ Existing insurance
☐ Gift/Inheritance	☐ IRA (Including Roth IRA and Individual Retirement Annuities)
☐ Non-qualified retirement plan
☐ Sale of investments	☐ Non-Governmental 403(b) plan
☐ Savings	☐ Section 457 plan
☐ Non-qualified annuity	☐ Governmental or non-electing church qualified retirement plan
☐ Home equity
☐ Premium finance	☐ Governmental or ministers 403(b) plan
]

A rule of thumb is that you may not be able to afford this Long-Term Care Agreement if the monthly charges assessed against your policy Accumulation Value will be more than 7% of your income.

Could you afford to keep this Long-Term Care Agreement if your spouse or partner dies first?
☐ Yes ☐ No ☐ Had not thought about it ☐ Do not know ☐ Does not apply

What would you do if the charges went up, for example, by fifty percent (50%)?
☐ Pay the higher charges ☐ Call the company/agent ☐ Reduce benefits
☐ Drop the Long-Term Care Agreement ☐ Don’t know

What is your household annual income from all sources? (check one)

☐ Under $50,000	☐ $50,000 - $75,000	☐ $75,000 - $100,000
☐ $100,000 - $250,000	☐ $250,000 - $500,000	☐ More than $500,000

Do you expect your income to change over the next 10 years? (check one)
☐ No ☐ Yes, expect increase ☐ Yes, expect decrease

If you plan to pay premiums from your income, have you thought about how a change in your income would affect your ability to continue to pay the premium?
☐ Yes ☐ No ☐ Had not thought about it ☐ Do not know ☐ Does not apply

The national average annual cost of long-term care in [2023] was [$116,800,] but this figure varies across the country. In ten years the national average annual cost would be about [$190,255] if costs increase [5%] annually.

The elimination period of the Long-Term Care Agreement is 90 days. In [2023] the approximate national average cost for a 90-day period of care was [$29,200.]

How do you plan to pay for your care during the elimination period? (check all that apply)
☐ From my income ☐ From my savings/investments ☐ My family will pay

[     ]

ICC24-20300	[2 of 3]

Questions Related to Your Savings and Investments

Not counting your home, about how much are all of your assets (your savings and investments) worth? (check one)

☐ Under $50,000	☐ $50,000 - $75,000	☐ $75,000 - $100,000
☐ $100,000 - $250,000	☐ $250,000 - $500,000	☐ More than $500,000

Do you expect the value of your assets to change over the next ten years? (check one)

☐ No ☐ Yes, expect increase ☐ Yes, expect decrease

If you are buying this Long-Term Care Agreement to protect your assets and your assets are less than [$75,000,] experts suggest you think about other ways to pay for your long-term care.

Disclosure Statement

(Check if applicable)

☐	My financial professional has advised me that this Long-Term Care Agreement doesn’t seem to be suitable for me. However, I still want the Company to consider my application.

(This box must be checked)

☐

I agree that the Company and/or its financial professional (below) has reviewed this worksheet with me including the cost information and premium increase history. I understand the information contained in this worksheet.

(One of these options must be checked)

☐ The answers to the questions above describe my financial situation.

  or

☐ I choose not to complete this information.

Applicant signature (owner)	Date

X
Applicant signature (co-owner)	Date

X
☐ I explained to the applicant the importance of answering these questions
Financial professional signature	Date

X
Financial professional printed name

In order for us to process your application, please return this signed worksheet to the Company, along with your application.

Someone from the Company may contact you to discuss your answers and the suitability of this Long-Term Care Agreement for you.

[     ]

ICC24-20300	[3 of 3]